Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of VYNE Therapeutics Inc. of our report dated March 4, 2021 relating to the financial statements which appears in VYNE Therapeutics Inc.'s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
March 4, 2021